Exhibit 99.1
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, KY 40509
NEWS RELEASE

Contact:	Kathleen Heaney
Phone:	(646) 912-3844
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
NGAS RESOURCES SHAREHOLDERS APPROVE ACQUISITION
BY MAGNUM HUNTER
Lexington, KY, April 11, 2011. NGAS Resources, Inc. (Nasdaq: NGAS), an independent exploration and production company focused on unconventional natural gas plays in the southern Appalachian Basin, announced that on April 8, 2011 its shareholders approved the acquisition of NGAS by Magnum Hunter Resources Corporation (“Magnum Hunter”) in an all-stock transaction structured as a statutory arrangement under British Columbia law, where NGAS is organized. Under the arrangement agreement for the transaction, each outstanding common share of NGAS will be transferred to Magnum Hunter for the right to receive 0.0846 shares of Magnum Hunter common stock. The exchange ratio for the transaction is not subject to any adjustments and will result in the issuance of approximately 6.6 million shares of Magnum Hunter common stock to NGAS shareholders.
The transaction is subject to additional closing conditions, including the issuance of a final order by the Supreme Court of British Columbia approving the arrangement. Upon closing of the transaction, which is anticipated on or about April 13, 2011, NGAS will become a wholly-owned subsidiary of Magnum Hunter, and its common stock will no longer be listed on the Nasdaq Capital Market.
About NGAS Resources
NGAS Resources, Inc. is an independent exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin. Core assets include over 330,000 acres with interests in approximately 1,350 wells and an extensive inventory of horizontal drilling locations. The company also operates the gas gathering facilities for its core Appalachian properties, providing deliverability directly from the wellhead to the interstate pipeline.
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